Exhibit 5.1

[STRADLING YOCCA CARLSON & RAUTH LETTERHEAD]

November 10, 2003

Pacific Mercantile Bancorp

949 South Coast Drive, Suite 300

Costa Mesa, California 92626

Re:	Registration Statement on Form S-2

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-2, filed by Pacific Mercantile Bancorp, a California corporation (the “Company”), with the Securities and Exchange Commission on November 10, 2003 (as may be further amended or supplemented, the “Registration Statement”), for the registration under the Securities Act of 1933, as amended, of an aggregate of 3,220,000 shares of Common Stock, without par value, of the Company (the “Common Stock”). Said shares of Common Stock include 2,800,000 shares to be sold by the Company and up to an additional 420,000 shares which will be subject to and may be sold by the Company pursuant to an over-allotment option to be granted to the underwriters by the Company. Said shares of Common Stock are to be sold to the underwriters as described in the Registration Statement for sale to the public.

As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the authorization, issuance and sale of the shares of the Common Stock.

Based on the foregoing, it is our opinion that the 3,220,000 shares of Common Stock, when issued and sold in the manner described in the Registration Statement, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement, including the Prospectus constituting a part thereof and any amendment thereto.

Respectfully submitted,

/s/ STRADLING YOCCA CARLSON & RAUTH